Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191102 of Sears Holdings Corporation on Form S-8 of our report dated June 30, 2014, relating to the financial statements and financial statement schedules of Sears Holdings Savings Plan (the “Plan”) appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
June 30, 2014